CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY TO INVESTIGATE STOCK OPTION PRACTICES

Cleveland, Ohio — August 11, 2006 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, announced today that the Company’s Board of Directors has formed a committee of independent directors to investigate the Company’s option grant practices. The committee was formed following a preliminary internal review of the Company’s option grant practices initiated by the Company’s management in light of concerns raised at other companies. The committee has retained independent counsel and has the authority to retain other advisers as it deems appropriate to assist in the investigation.

Separately, the Company announced that a purported derivative lawsuit has been filed against certain of the Company’s directors and current and former officers alleging breach of fiduciary duty and unjust enrichment based on general allegations that options were backdated in certain years. The Company noted that the Board’s decision to form a committee was made before it was aware of the lawsuit, but that the committee will also investigate the allegations in the lawsuit.

About Keithley Instruments, Inc.

With 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device and wafer characterization, and the production of end products such as electronic assemblies or portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

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